EXHIBIT 99.1

Exide Technologies Reports Fiscal 2009 First Quarter Results; Adjusted EBITDA Up 82 Percent

ALPHARETTA, Ga., Aug. 6, 2008 (PRIME NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE), (www.exide.com), a global leader in stored electrical energy solutions, announced today its financial results for the first quarter ended June 30, 2008.

 Highlights of Fiscal 2009 First Quarter Results:

   * Adjusted EBITDA improved 82% to $71.1 million;
   * Generated free cash flow of $44.8 million;
   * Net sales of $971.3 million, an increase of 27% over the prior year quarter; and
   * Net loss of $10.3 million or ($0.14) per share, which includes an effective tax rate of 171.1%.

Consolidated Results

Consolidated net loss for the fiscal 2009 first quarter was $10.3 million or ($0.14) per share compared to a net loss for the fiscal 2008 first quarter of $35.7 million or ($0.58) per share. The current quarter's net loss was impacted by the recognition of a non-cash tax valuation allowance of $13.2 million, or ($0.18) per share, principally in Australia. Additionally, the current quarter's net loss includes an unrealized loss of $9.7 million or ($0.13) per share related to our outstanding warrants to purchase common stock which is nondeductible for tax purposes. The prior year quarter included an after-tax charge from the loss on early extinguishment of debt in the amount of $16.1 million or ($0.26) per share related to the refinancing of the Company's Senior Secured Credit Facility in May 2007.

Fiscal 2009 first quarter net sales increased 27% to $971.3 million as compared to net sales of $762.4 million in the fiscal 2008 first quarter. The current quarter net sales were positively impacted by favorable foreign currency translation of $77.8 million. Excluding the favorable foreign exchange effect, net sales increased 17% or $131.1 million due to favorable pricing actions in all business segments.

Consolidated EBIT and Adjusted EBITDA for the current year period were $32.4 million and $71.1 million, respectively, as compared with EBIT (loss) and Adjusted EBITDA of ($14.1) million and $39.0 million, respectively, in the prior year quarter. Gordon A. Ulsh, President and Chief Executive Officer said, "We continue to execute on our strategy to reduce manufacturing costs, improve process efficiencies and implement pricing for our diverse product offerings which resulted in improved margins for the quarter." Specifically, gross profit increased $50.8 million to $169.5 million, or 17.4% of net sales compared to $118.7 million, or 15.6% of net sales in the fiscal 2008 period. The continued improvement in gross profit was favorably impacted by foreign exchange in the current quarter by $11.7 million and by pricing actions and improved manufacturing efficiencies. The increase was partially offset by rising commodity costs, including lead (lead as quoted on the LME averaged $2,305, which is up 6% over the comparable quarter) in the first quarter of fiscal 2009 as compared to the prior year period.

Selling, general and administrative expenses for the current year period increased to $126.0 million versus the prior year period of $112.0 million. Approximately $10 million of the increase resulted from foreign currency translation with the remainder principally due to higher distribution costs as a result of the increase in diesel fuel.

Net interest expense decreased 10% or $2.2 million to $19.2 million in the fiscal 2009 first quarter as compared to $21.4 million in the fiscal 2008 period as a result of the favorable impact of lower rates and lower average net debt. At June 30, 2008, net debt decreased 7% to $580.5 million from $625.6 million at March 31, 2008.

The income tax provision for the current year period resulted in an effective tax rate of 171%. This was driven by the recognition of $13.2 million of valuation allowances against net deferred tax assets principally in Australia and nondeductible warrant revaluation expense of $9.7 million.

As of June 30, 2008, the Company had cash and cash equivalents of $131.5 million and $134.4 million availability under its bank revolving loan facility. This compares to cash and cash equivalents of $90.5 million and $136.4 million availability under the revolving loan facility at March 31, 2008. Free cash flow, which is traditionally lower because of seasonality in the first quarter, was a positive $44.8 million for the three months ended June 30, 2008 as compared to negative free cash flow of ($66.8) million for the same period of fiscal 2008. This increase is primarily due to improved working capital along with proceeds of $15.8 million from the sale of a previously closed manufacturing facility.

Transportation Segments

Net sales of the Company's combined Transportation segments increased by 25.6% to $582.3 million in the current year first quarter from $463.7 million in the comparable fiscal 2008 period. Excluding the favorable impact of $37.3 million in foreign currency translation, net sales grew by $81.2 million or 17.5% over the prior year period due to favorable pricing actions on slightly lower unit volumes.

Adjusted EBITDA for the combined Transportation segments increased 32% to $41.2 million in the fiscal 2009 first quarter versus $31.3 million in fiscal 2008. The Americas business accounted for $7.8 million of the year-over-year increase.

Industrial Energy Segments

Total net sales for the Company's Industrial Energy segments were $389.0 million up from $298.7 million in fiscal 2008, a 30.2% increase. Excluding a favorable currency translation impact of $40.5 million, net sales increased 16.7% over the prior year period due to strong sales in network power markets as well as favorable pricing actions in both network power and motive power markets.

Total Adjusted EBITDA for the Industrial Energy segments increased $19.5 million to $36.4 million versus $16.9 million in fiscal 2008. Mr. Ulsh stated, "Both the Americas and Europe and ROW businesses contributed to this significant increase over the prior year through favorable pricing actions and effective customer rationalization."

Non-GAAP Financial Measures

The Company uses Adjusted EBITDA as a key measure of its operational financial performance. This measure underlies the Company's operational performance and excludes the nonrecurring impact of the Company's current restructuring actions. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. Our Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company's warrants liability, impairment charges and non-cash gains or losses on asset sales as well as a specific exclusion for the loss on early extinguishment of debt recorded in the first quarter of fiscal 2008. Please refer to the reconciliations of net loss to EBIT and Adjusted EBITDA in the attachments to this release.

The Company calculates Adjusted Earnings Per Share by excluding from net income (loss) per share certain items, such as non-cash tax valuation allowances, reorganization items related to the Company's bankruptcy proceedings and unrealized loss resulting from the revaluation of the Company's warrants issued in accordance with its exit plan. The Company also excludes the impact of restructuring charges incurred to improve its relative cost position when compared with competition. Further, currency remeasurement gains and losses have been excluded as these are the result of financing as opposed to operating decisions. The Company believes that these measures are useful to investors and management because they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding these nonrecurring items that the Company believes are not indicative of, or may obscure trends useful in evaluating, the Company's continuing operations. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to net income (loss) per share determined in accordance with GAAP.

The Company also defines Free Cash Flow as cash from operating activities less cash from investing activities, both as measured in accordance with Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

All of the foregoing non-GAAP financial measures should be used in addition to, but not in isolation or as a substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measures should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on August 7, 2008 at 10:00 a.m. Eastern Time.

 Conference call details:
      Dial-in number for US/Canada:  877-296-1542
      Dial-in number for international callers:  706-679-5918
      Conference ID:  55630632

 A telephonic replay of the conference call is available:
      Dates:  from 1:00 p.m. ET August 7, 2008 to
              11:59 p.m. ET August 21, 2008
      Domestic dial-in:  800-642-1687
      International dial-in:  706-645-9291
      Passcode:  55630632

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=5067

Forward-Looking Statements

Except for historical information, this press release may be deemed to contain "forward-looking" statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act. The Company undertakes no obligation to publicly update or revise any forward-looking statement in this or any prior forward-looking statements whether as a result of new information, future developments or otherwise.

Examples of forward-looking statements include, but are not limited to, (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following general factors such as: (i) the Company's ability to implement and fund based on current liquidity business strategies and restructuring plans, (ii) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (iii) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (iv) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (v) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (vi) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (vii) competitiveness of the battery markets in North America and Europe, (viii) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (ix) general economic conditions, (x) the ability to acquire goods and services and/or fulfill labor needs at budgeted costs, (xi) the Company's reliance on a single supplier for its polyethylene battery separators, (xii) the Company's ability to successfully pass along increased material costs to its customers, and (xiii) the loss of one or more of the Company's major customers for its industrial and transportation products.

Therefore, the Company cautions each reader of this press release carefully to consider those factors set forth above and those factors described in the Company's Form 10-K filed on June 9, 2008 and its Form 10-Q filed on August 6, 2008, because such factors have, in some instances, affected and in the future could affect, the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Unaudited, in thousands, except per-share data)

                                            For the Three Months Ended
                                          June 30,           June 30,
                                            2008               2007
                                         -----------       -----------

 NET SALES                               $  971,275        $  762,387
 COST OF SALES                              801,795           643,718
                                         -----------       -----------
 Gross profit                               169,480           118,669
                                         -----------       -----------

 EXPENSES:
 Selling, marketing and advertising          78,856            68,335
 General and administrative                  47,172            43,649
 Restructuring                                2,223             2,132
 Other expense (income), net                  7,823            (3,541)
 Interest expense, net                       19,225            21,352
 Loss on early extinguishment of debt            --            21,342
                                         -----------       -----------
                                            155,299           153,269
                                         -----------       -----------

 Income (loss) before reorganization
  items, income taxes, and minority
  interest                                   14,181           (34,600)
 REORGANIZATION ITEMS, NET                      463               442
 INCOME TAX PROVISION                        23,469               217
 MINORITY INTEREST                              560               423
                                         -----------       -----------
 Net loss                                $  (10,311)       $  (35,682)
                                         ===========       ===========

 LOSS PER SHARE
 Basic and Diluted                       $    (0.14)       $    (0.58)
                                         ===========       ===========

 WEIGHTED AVERAGE SHARES
 Basic and Diluted                           75,376            61,264
                                         ===========       ===========

                    EXIDE TECHNOLOGIES AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS
              (Unaudited, in thousands, except per-share data)

                                              June 30,     March 31,
                                                2008         2008
                                             -----------  -----------
               ASSETS

 Current assets:
   Cash and cash equivalents                 $   131,501  $    90,547
   Receivables, net of allowance for
    doubtful accounts of $31,871 and
    $33,630                                      673,971      782,944
   Inventories                                   618,044      583,593
   Prepaid expenses and other                     20,168       17,829
   Deferred financing costs, net                   5,222        5,215
   Deferred income taxes                          37,450       36,853
                                             -----------  -----------
     Total current assets                      1,486,356    1,516,981
                                             -----------  -----------
 Property, plant and equipment, net              638,142      649,526
                                             -----------  -----------
 Other assets:
   Other intangibles, net                        205,010      206,283
   Investments in affiliates                       6,688        6,523
   Deferred financing costs, net                  16,787       18,071
   Deferred income taxes                          46,015       51,238
   Other                                          43,898       42,774
                                             -----------  -----------
                                                 318,398      324,889
                                             -----------  -----------
 Total assets                                $ 2,442,896  $ 2,491,396
                                             ===========  ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
   Short-term borrowings                     $    21,688  $    22,719
   Current maturities of long-term
    debt                                           9,745        9,875
   Accounts payable                              421,297      468,240
   Accrued expenses                              326,408      333,092
   Warrants liability                             17,957        8,272
                                             -----------  -----------
     Total current liabilities                   797,095      842,198
 Long-term debt                                  680,598      683,601
 Noncurrent retirement obligations               203,312      212,438
 Deferred income taxes                            57,511       44,407
 Other noncurrent liabilities                    146,490      145,642
                                             -----------  -----------
     Total liabilities                         1,885,006    1,928,286
                                             -----------  -----------
 Commitments and contingencies

 Minority interest                                19,245       18,772
                                             -----------  -----------
 STOCKHOLDERS' EQUITY

 Preferred stock, $0.01 par value,
  1,000 shares authorized, 0 shares
  issued and outstanding                              --           --
 Common stock, $0.01 par value,
  200,000 shares authorized,
  75,316 and 75,278 shares issued
  and outstanding                                    753          753
 Additional paid-in capital                    1,106,684    1,104,939
 Accumulated deficit                            (727,973)    (717,662)
 Accumulated other comprehensive income          159,181      156,308
                                             -----------  -----------
 Total stockholders' equity                      538,645      544,338
                                             -----------  -----------
 Total liabilities and stockholders' equity  $ 2,442,896  $ 2,491,396
                                             ===========  ===========

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited, in thousands)

                                             For the Three Months Ended
                                               June 30,     June 30,
                                                 2008         2007
                                             -----------  -----------

 Cash Flows From Operating Activities:
   Net loss                                  $   (10,311) $   (35,682)
   Adjustments to reconcile net income
    (loss) to net cash provided by (used
    in) operating activities--
    Depreciation and amortization                 25,872       26,393
    Unrealized loss on warrants                    9,685          265
    Net loss (gain) on asset sales /
     impairments                                      95         (599)
    Deferred income taxes                         17,152       (4,076)
    Provision for doubtful accounts                 (549)       1,175
    Non-cash stock compensation                    1,280        1,356
    Reorganization items, net                        463          442
    Minority interest                                560          423
    Amortization of deferred financing
     costs                                         1,311          999
    Loss on early extinguishment of debt              --       21,342
    Currency gain                                 (1,807)      (2,518)
   Changes in assets and liabilities --
    Receivables                                   94,061       17,719
    Inventories                                  (32,671)     (70,054)
    Prepaid expenses and other                    (2,301)      (2,132)
    Payables                                     (47,505)      (5,980)
    Accrued expenses                              (7,449)       9,175
    Noncurrent liabilities                        (8,048)     (19,376)
    Other, net                                       310        1,718
                                             -----------  -----------
     Net cash provided by (used in)
      operating activities                        40,148      (59,410)
                                             -----------  -----------

 Cash Flows From Investing Activities:
    Capital expenditures                         (11,767)     (10,833)
    Proceeds from sales of assets                 16,425        3,427
                                             -----------  -----------
     Net cash provided by (used in)
      investing activities                         4,658       (7,406)
                                             -----------  -----------

 Cash Flows From Financing Activities:
    (Decrease) increase in short-term
     borrowings                                   (1,491)         548
    (Decrease) increase in borrowings
     under Senior Secured Credit Facility           (779)      66,695
    Common stock issuance                            466           --
    (Decrease) increase in other debt             (2,045)       1,956
    Financing costs and other                         --      (30,306)
                                             -----------  -----------
     Net cash (used in) provided by
      financing activities                        (3,849)      38,893
                                             -----------  -----------

 Effect of Exchange Rate Changes on Cash
  and Cash Equivalents                                (3)       1,052
                                             -----------  -----------

 Net Increase (Decrease) In Cash and Cash
  Equivalents                                     40,954      (26,871)
 Cash and Cash Equivalents, Beginning of
  Period                                          90,547       76,211
                                             -----------  -----------
 Cash and Cash Equivalents, End of Period    $   131,501  $    49,340
                                             ===========  ===========

 Supplemental Disclosures of Cash Flow
  Information:
    Cash paid during the period -
     Interest                                $    10,076  $    11,538
     Income taxes (net of refunds)           $       492  $       971

              EXIDE TECHNOLOGIES AND SUBSIDIARIES
          ADJUSTED EBITDA RECONCILIATION BY SEGMENT
                       (in millions)

 FOR THE THREE MONTHS ENDED JUNE 30, 2008

                   Transportation   Industrial Energy
                  ----------------- -----------------
                             Europe           Europe
                  Americas  and ROW Americas and ROW    Other    TOTAL
                  --------  ------- -------- -------    -----    -----

 Net income (loss) $26.7    ($0.6)   $13.8    $11.8    ($62.0)  ($10.3)
  Interest expense,
   net                --       --       --       --      19.2     19.2
  Income tax
   provision          --       --       --       --      23.5     23.5
                   ----------------------------------------------------

 EBIT               26.7     (0.6)    13.8     11.8    (19.3)     32.4

  Depreciation and
   amortization      7.6      7.2      2.2      7.0      1.9      25.9
  Take Charge         --      0.3       --       --       --       0.3
  Reorganization
   items, net         --       --       --       --      0.5       0.5
  Restructuring      0.3      0.7     (0.1)     1.3       --       2.2
  Currency remeas-
   urement (gain)
   loss             (0.6)    (0.3)     0.1       --     (1.0)     (1.8)
  Minority
   interest           --       --       --       --      0.6       0.6
  Unrealized loss
   on revaluation
   of warrants        --       --       --       --      9.7       9.7
  Loss (gain) on
   sale/impairment
   of assets          --     (0.2)      --      0.3       --       0.1
  Other, principally
   non cash stock
   compensation
   expense            --      0.1       --       --      1.1       1.2
                   ----------------------------------------------------

 Adjusted EBITDA   $34.0    $ 7.2    $16.0    $20.4   $ (6.5)   $ 71.1
                   ====================================================

 FOR THE THREE MONTHS ENDED JUNE 30, 2007

                   Transportation   Industrial Energy
                  ----------------- -----------------
                             Europe           Europe
                  Americas  and ROW Americas and ROW    Other    TOTAL
                  --------  ------- -------- -------    -----    -----

 Net income (loss) $16.7    ($3.7)    $6.0    ($1.4)  ($53.3)   ($35.7)
  Interest expense,
   net                --       --       --       --     21.4      21.4
  Income tax
   provision          --       --       --       --      0.2       0.2
                   ----------------------------------------------------
 EBIT               16.7     (3.7)     6.0     (1.4)   (31.7)    (14.1)

  Depreciation and
   amortization      7.6      7.2      2.3      7.6      1.7      26.4
  Loss on early
   extinguishment
   of debt            --       --       --       --     21.3      21.3
  Take Charge        1.4      0.9       --      1.5      0.1       3.9
  Reorganization
   items, net         --       --       --       --      0.4       0.4
  Restructuring      0.5      0.7     (0.1)     1.0       --       2.1
  Currency remeas-
   urement (gain)
   loss             (0.3)     0.1      0.6     (0.1)    (2.8)     (2.5)
  Minority
   interest           --       --       --       --      0.4       0.4
  Unrealized loss
   on revaluation
   of warrants        --       --       --       --      0.3       0.3
  Loss (gain) on
   sale/impairment
   of assets          --     (0.1)     1.1     (1.6)      --      (0.6)
  Other, principally
   non cash stock
   compensation
   expense           0.3       --       --       --      1.1       1.4
                   ----------------------------------------------------

 Adjusted EBITDA   $26.2    $ 5.1    $ 9.9    $ 7.0   $ (9.2)   $ 39.0
                   ====================================================

                 EXIDE TECHNOLOGIES AND SUBSIDIARIES
      COMPARATIVE FY09 Q1 NET SALES AND ADJUSTED EBITDA BY SEGMENT
                            (In millions)

                   Transportation   Industrial Energy
                  ----------------- -----------------
                            Europe           Europe Unallocated Consol-
                  Americas  and ROW Americas and ROW  Corporate  dated
                  --------  ------- -------- -------    -----    -----
 Q1 FY 09
 --------
  Net sales       $306.4   $275.9   $ 89.2   $299.8   $   --    $971.3
  Adjusted
   EBITDA         $ 34.0   $  7.2   $ 16.0   $ 20.4   $ (6.5)   $ 71.1

 Q1 FY08
 -------
  Net sales       $251.0   $212.7   $ 65.3   $233.4   $   --    $762.4
  Adjusted
   EBITDA         $ 26.2   $  5.1   $  9.9   $  7.0   $ (9.2)   $ 39.0

                EXIDE TECHNOLOGIES AND SUBSIDIARIES
         ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
               (in millions, except per share data)

                                    FOR THE THREE MONTHS ENDED
                               June 30, 2008          June 30, 2007
                             --------------------    ------------------
                             Dollars  Per Share *    Dollars  Per Share
                             --------  --------      -------- ---------
 Net loss                     $(10.3)    $(0.14)     $(35.7)   $ (0.58)
  Increases in tax
   valuation allowances         13.2       0.18        11.0       0.18
  Reorganization items,
   net                           0.3         --         0.4       0.01
  Restructuring                  1.9       0.03         1.9       0.03
  Currency remeasurement
   gain                         (1.7)     (0.02)       (1.4)     (0.02)
  Unrealized loss on
   revaluation of warrants       9.7       0.13         0.3         --
  Loss on early extin-
   guishment of debt              --         --        16.1       0.26
                             --------  --------      -------- ---------
  Adjusted Net Income
   (Loss) / EPS               $ 13.1     $ 0.17      $ (7.4)   $ (0.12)
                             ========  ========      ======== =========

 * Per share amounts above are based on the Company's GAAP-based weighted average shares outstanding, which, because of the
   Company's net loss, amount to 75.4 million shares for both basic and diluted EPS. These shares excluded approximately 5.9 million potentially dilutive shares because their effect would be
   antidilutive. The inclusion of those shares in the computation of
   Adjusted EPS would have resulted in an amount of $0.16 per share.

                 EXIDE TECHNOLOGIES AND SUBSIDIARIES
                    COMPUTATION OF FREE CASH FLOW
                           (In millions)

                                         For the Three Months Ended
                                      June 30, 2008     June 30, 2007
                                      -------------     -------------
 Net cash provided by (used in)
  operating activities                $        40.1     $       (59.4)

 Net cash provided by (used in)
  investing activities                          4.7              (7.4)
                                      -------------     -------------
    Free Cash Flow                    $        44.8     $       (66.8)
                                      =============     =============

CONTACT:  J.Addams & Partners, Inc.
          MEDIA CONTACTS:
          Jeannine Addams
            jfaddams@jaddams.com
          Kristin Wohlleben
            kwohlleben@jaddams.com
          404/231-1132

          Exide Technologies
          INVESTOR CONTACT:
          Carol Knies, Senior Director of Investor Relations
          678/566-9316
          carol.knies@exide.com